Exhibit 2.B.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT CM SOLUTIONS LLC

A Delaware Limited Liability Company

THE UNITS REPRESENTED BY OF THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS AND LAWS. THE SALE OR OTHER DISPOSITION OF SUCH UNITS IS RESTRICTED AS STATED IN THIS AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING UNITS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS UNITS WITHOUT COMPLIANCE WITH THE PROVISIONS OF THIS AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND LAWS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

CM SOLUTIONS LLC

A Delaware Limited Liability Company

This Amended and Restated Limited Liability Company Agreement (collectively with all schedules and exhibits hereto, as amended and/or restated from time to time, this “Agreement”) of CM Solutions LLC, a Delaware limited liability company agreement (the “Company”) is made and entered into as of January 19, 2024 (the “Effective Date”) by and among the Persons whose names and addresses are listed on the Schedule of Members attached hereto as Schedule A (the “Schedule of Members”). Unless otherwise indicated, capitalized words and phrases in this Agreement shall have the meanings set forth in the Glossary of Terms attached hereto as Exhibit A.

Previously CoolMellon formed the Company and entered into a Limited Liability Company Agreement dated March 3, 2016 (the “Original Operating Agreement”). Subsequent to that, various individuals became members of the Company, and on the Effective Date certain additional individuals have become members of the Company, and now all such members of the Company are listed on Schedule A attached hereto.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby (i) fully amend and restate the Original Operating Agreement in full, as set forth below, and (ii) agree as follows:

ARTICLE I

FORMATION

1.1        Formation; General Terms; Effective Date. The Company was formed on March 3rd , 2016 as a Delaware limited liability company by the filing of a Certificate of Formation with the Delaware Secretary of State. The Persons listed on the Schedule of Members are the Members of the Company. The rights and obligations of the Members and the terms and conditions of the Company shall be governed by the Act and this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern to the extent permitted by law. The name of the Company shall be “CM Solutions LLC.” The name of the Company shall be the exclusive property of the Company, and no Member shall have any rights, commercial or otherwise, in the Company’s name or any derivation thereof. The Company’s name may be changed only by an amendment to the Certificate of Formation of the Company.

1.2        Purposes. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, desirable or incidental to or for the furtherance and accomplishment of the foregoing purposes. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

1.3        Principal Place of Business. The principal place of business of the Company shall be at such place as the board of managers (the “Board”) may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices (within or without the State of Delaware) as the Board may designate from time to time.

1.4        Registered Agent; Registered Office. The Company’s registered agent and registered office are set forth in the Certificate of Formation and may be changed from time to time only by the Board pursuant to the provisions of the Act.

1.5        Commencement and Term. The Company commenced at the time and on the date appearing in the Certificate of Formation and shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement and in compliance with the Act.

ARTICLE II

UNITS; CAPITAL CONTRIBUTIONS

2.1        Classes of Units; Voting.

(a)          Classes of Units. All interests of the Members in distributions and other amounts specified in this Agreement, as well as the rights of the Members to vote on, consent to, or approve any matter related to the Company, shall be denominated in units of membership interests in the Company (each a “Unit” and collectively, the “Units”), and the relative rights, privileges, preferences and obligations of the Members with respect to Units shall be determined under this Agreement and the Act to the extent provided herein and therein. The Company shall have the authority to issue an aggregate of 100,000 Units. The number and the class of Units held by each Member shall be set forth opposite such Member’s name on the Schedule of Members. The Board shall have the power and authority to cause the Company to sell, grant or issue options to acquire 80,000 Class A Units, on terms and conditions determined by the Board in its discretion (“Class A Units”). If so determined by the Board, Class 1 Units may constitute “profits interests” for tax purposes, within the meaning of IRS Revenue Procedure 93-27 and IRS Revenue Procedure 2001-43.

(b)          Voting. The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein. Class A Units are entitled to cast one vote per unit on any matter requiring the approval of the Units.

2.2        Additional Capital Contributions. Subject to Section 5.3 and except as otherwise expressly provided in this Agreement, the Board may from time to time authorize and cause the Company to issue additional Units, securities or rights convertible into Units, options or warrants to purchase Units, or any combination of the foregoing, consisting either of the classes of Units authorized hereby or as otherwise may be authorized in accordance with the terms hereof (collectively, “New Securities”), and with such rights, privileges, preferences and restrictions and other terms and conditions, and in exchange for such cash or other lawful consideration, as the Board may determine; provided, however, no Member shall have any obligation to contribute additional capital to the Company except to the extent expressly set forth in Section 3.3. Any such New Securities will be issued pursuant to subscription agreements and such other documents deemed appropriate by the Board.

2

2.3       Liability of Members. No Member shall be liable for any debts or losses of capital or profits of the Company or be required to guarantee the liabilities of the Company. Except as set forth in Section 2.2 (to the extent such Member exercises its participation rights), Section 2.4, or Section 3.3, no Member shall be required to contribute or lend funds to the Company.

2.4        Capital Contributions.

(a)          The initial Capital Contribution (if any) and additional Capital Contribution(s) (if any) of each Member to the capital of the Company shall be set forth opposite such Member’s name under the heading “Cash Contribution” on the Schedule of Members and in the Company’s books and records.

2.5        Capital Accounts.

(a)         A separate capital account (each a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 2.5 shall be interpreted and applied in a manner consistent therewith. Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property or issuances of additional interests in the Company, or at any other time when such an adjustment would otherwise be permitted under such Treasury Regulations, the Company, at the direction of the Board, may so adjust the Capital Accounts of the Members. In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as Section 704(c) allocations are made under Section 4.3 of this Agreement, and (iii) the amount of upward and/or downward adjustments to the book value of the Company property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article IV. In the event that Section 704(c) of the Code applies to Company property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. No Member shall have any obligation to restore any portion of any deficit balance in such Member’s Capital Account, whether upon liquidation of its Units, liquidation of the Company or otherwise.

(b)          Guaranteed Payments (“Guaranteed Payments”) for salary, wages, fees, payments on loans, rents, etc., may be made by the Company to the Members. Guaranteed Payments shall not be deemed to be distributions to the Members on account of their Units, and shall not be charged to the Members’ capital accounts.

(c)          As of the Effective Date, each Member’s Capital Account is reflected opposite such Member’s name under the heading “Capital Account” on the Schedule of Members.

(d)         Except as otherwise expressly provided in this Agreement, (i) no Member shall be entitled to withdraw or receive any part of its Capital Account or receive any distribution with respect to its Units, (ii) no Member shall be entitled to receive any interest on its Capital Account or Capital Contributions, (iii) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and distributions with respect to its Units, (iv) no Member shall have any right or power to demand or receive any property or cash from the Company and (v) no Member shall have priority over any other Member as to the return of its Capital Contributions.

3

ARTICLE III

DISTRIBUTIONS

3.1        Distributions. Subject to the provisions of Section 3.2 and 3.3, the Company shall make distributions, if any, to the Members as follows:

(a)          Subject to the provisions of Sections 3.1(b) and 3.2, any distributions that the Company may make to the Members shall be made pro rata in accordance with the aggregate number of such Units held.

(b)         In the event of the dissolution and liquidation of the Company, the assets of the Company shall be disbursed in the following order of priority:

(i)       first, to make payment of all debts and liabilities owing to creditors and the expenses of dissolution or liquidation;

(ii)     second, to establish such reserves as reasonably deemed by the Board necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii)    Third, to the holders of Class A Units on a Unit-by-Unit basis, pro rata in accordance with the respective Unreturned Capital in respect of each such Unit until the Company has distributed to the holder of such Unit in respect of such Unit an amount equal to such Unit’s respective Unreturned Capital; provided, however that no distribution in respect of a Unit under this Section 3.1(b)(iii) shall be made in excess of the Capital Account of such holder attributable to such Unit at the time immediately preceding such distribution.; and

(c)          Fourth, to each holder of Units, pro rata in accordance with their respective percentage interests in the Company, as reflected in Schedule A attached hereto. Notwithstanding any provision of the Act, except as otherwise provided in this Agreement, no Person that ceases to be a Member of the Company shall be entitled to receive the fair value of such Person’s interest in the Company prior to the dissolution and winding up of the Company.

3.2        Withholding. If any federal, foreign, state or local jurisdiction requires the Company to withhold taxes or other amounts with respect to any Member’s allocable share of taxable income or any items thereof, or with respect to distributions, the Company shall withhold from distributions or other amounts then due to such Member an amount necessary to satisfy the withholding responsibility and shall pay any amounts withheld to the appropriate taxing authorities. In such a case, for purposes of this Agreement the Member for whom the Company has paid the withholding tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly and such Member’s share of cash distributions or other amounts due shall be reduced by a corresponding amount.If it is anticipated that, at the due date of the Company’s withholding obligation, the Member’s share of cash distributions or other amounts due is less than the amount of the withholding obligation, the Member with respect to which the withholding obligation applies shall pay to the Company the amount of such shortfall within thirty (30) days after notice by the Company. If a Member fails to make the required payment when due hereunder, and the Company nevertheless pays the withholding, in addition to the Company’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the Company to such Member bearing interest at the Default Rate, and the Company shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full.

4

3.3        Tax Distributions. Within 90 days after the end of each calendar year, to the extent of any available cash on hand, the Company shall distribute to each Member (any such distribution, a “Tax Distribution”) an amount such that total distributions under Sections 3.1 and 3.3 to such Member with respect to the calendar year recently ended are at least equal to the assumed federal, state and local income tax liability (such liability, a “Tax Liability”) incurred by such Member with respect to such Member’s distributive share of the Company’s taxable net income for such taxable year. For purposes of the computation required by this Section 3.3, the taxable net income for a taxable year allocated to each Member shall be deemed to be reduced by any prior net loss allocated to such Member that was not previously taken into account under this sentence. Capital losses included in any such prior net losses shall be included in the computation only to the extent of subsequent capital gains. In calculating the amount of each Tax Distribution, the Company shall assume that each Member is taxable at the highest combined effective federal and state income tax rate applicable to individuals under the Code and the laws of the state in which any Member of the Company resides or where the Company does business and which state has highest effective state income tax rate of all of the states in which any Members of the Company reside or where the Company does business, giving effect to the different tax rates attributable to different types of income earned by the Company, and the deductibility of state taxes for federal income tax purposes. Any Tax Distribution shall be treated as an advance on the Member’s rights to distributions under Section 3.1, and shall reduce the amount of the first such distributions on a dollar-for-dollar basis. To the extent of available cash on hand, the Company may make advance Tax Distributions on a quarterly basis in the amounts estimated by the Board of Directors to represent the Members’ liabilities for quarterly estimated taxes. Any such advance Tax Distributions shall similarly reduce the Members’ rights to distributions under Section 3.1 (and to the amount of the annual distribution under this Section 3.3). If, as of the end of a taxable year, the aggregate advance Tax Distributions paid to a Member with respect to the Member’s Tax Liability for such taxable year exceed the aggregate amount of Tax Distributions to which the Member is entitled for such taxable year, the Member shall promptly refund such excess to the Company and any such refunded amount shall be treated as if it were never distributed.

ARTICLE IV

ALLOCATIONS

4.1        Allocations. Subject to Section 4.2, net income or net loss (or any items thereof), after deducting Guaranteed Payments, for each taxable year shall be allocated among the Members in such amounts and ratios as may be necessary to cause the Members’ Capital Account balances (determined after crediting to each Member’s Capital Account any amount that such member is deemed obligated to restore under Treasury Regulations Section 1.704-2) to be as nearly equal to their Target Balances as possible.

5

4.2        Qualified Income Offset, etc. To the extent the allocation provisions of Section 4.1 would not comply with the Treasury Regulations under Section 704(b) of the Code, there is hereby included in this Agreement such special allocation provisions governing the allocation of income, gain, loss, deduction and credit (prior to making the remaining allocations in conformity with Section 4.1) as may be necessary to provide herein a so-called “qualified income offset,” and ensure that this Agreement complies with all provisions, including “minimum gain” provisions, relating to the allocation of so-called “nonrecourse deductions” and “partner nonrecourse deductions” and the charge back thereof as are required to comply with the Treasury Regulations under Section 704 of the Code. In particular, so-called “nonrecourse deductions” and “excess nonrecourse liabilities,” as defined in the Treasury Regulations under Sections 704 and 752 of the Code, shall be allocated to the Members in proportion to the ratios in which they would share distributions under Section 3.1 if all distributions were made pursuant to such section.

4.3       Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Treasury regulations thereunder, items of depreciation, amortization, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value, with such allocation to be made by the Board in accordance with Section 4.5 and the Treasury regulations. Such allocations are referred to herein as “Section 704(c) Allocations”.

4.4        Allocations for Tax Purposes. Subject to Sections 2.5(a) and 4.3, items of income, gain, deduction and loss for federal income tax purposes shall be allocated in the same manner as the corresponding items are allocated for book purposes pursuant to this Article IV.

4.5        Tax Elections. Any elections or other decisions relating to tax matters shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement.

ARTICLE V

MANAGEMENT AND GOVERNANCE

5.1        Management by Board; Specific Acts Authorized; Delegation of Authority by the Board. Except where the approval of any Member is required by this Agreement (including Section 5.7) or by non-waivable provisions of the Act, the business and affairs of the Company shall be managed by a board of managers (the “Board”), and such Persons constituting the Board shall be the “managers” of the Company for all purposes under the Act (each, a “Manager”). Except as otherwise provided herein, including Section 5.7, the Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. No Manager shall individually have the authority to bind the Company and may only bind the Company through actions taken or approved by the Board in accordance with the terms of this Agreement. Except as provided otherwise in this Agreement or by non-waivable provisions of the Act, at any time when there is more than one (1) Manager serving, the decision of a majority of the Managers shall be required for the Managers to take any action permitted to be taken under this Agreement or the Act.

6

5.2        Appointment and Replacement of Managers.

(a)         As of the date hereof, the Company shall have two Managers serving on the Board, who shall be nominated, appointed, removed and replaced in the manner set forth below:

(i)       For so long as it continues to hold Units, CoolMellon LLC shall have the right to appoint and remove two (2) managers to the Board, who shall initially be Charlie Uchill and John G. Anderson

The size of the Board may be increased from time to time.

(b)          Each Manager appointed pursuant to the foregoing provisions shall serve until his or her removal, resignation, death or permanent disability, in each case, in accordance with this Section 5.2. Any Manager may resign at any time by delivering written notice to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(c)          CoolMellon LLC, as the Member holding more than a 50% interest in the Company (the “CM Member”) shall have the right at any time to remove any Manager appointed by the CM Member. If as a result of resignation, removal, death or disability, there shall exist or occur any vacancy on the Board of Managers, the Member that initially appointed such resigning, removed, deceased or disabled Manager may appoint another individual to fill such vacancy and serve as a Manager by delivering a notice to the Board signed by the party or parties entitled to make such appointment. the CM Member covenants and agrees that in the event such Member ceases to have the right to appoint a Manager pursuant to Section 5.2(a), such Member shall promptly take all action desirable or necessary to cause the removal of the Manager.

5.3        Meetings of the Board. Meetings of the Board may be called by any Manager. Notice of any meeting shall be given pursuant to Section 11.1 below to all Managers not less than forty-eight (48) hours prior to the meeting. A majority of Managers shall be required to constitute a quorum for the transaction of business by the Board; provided, however, that if there are two (2) or fewer Managers then serving on the Board, all Managers shall be required to constitute a quorum for the transaction of business by the Board. Except as otherwise provided in this Agreement, the approval of a majority of the Managers present at any duly constituted meeting of the Board at which a quorum is present shall be required for the Board to take any action; provided, however, that if there are two (2) or fewer Managers then serving on the Board, approval by all Managers shall be required for the Board to take any action. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice, a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the commencement of the meeting. All such waivers, consents and approvals shall be filed with the Company’s records or made a part of the minutes of the meeting. Managers may participate in any meeting of the Managers by means of conference telephones or other means of electronic communication so long as all Managers participating can hear or communicate with one another. A Manager so participating is deemed to be present at the meeting.

5.4        Board Action by Written Consent. Any action that is permitted or required to be taken by the Board may be taken or ratified by written consent setting forth the specific action to be taken, which written consent is signed by all of the Managers.

5.5        Limitation of Liability; Fiduciary Duties. No Manager shall be obligated personally for any debt, obligation or liability of the Company or of any Member, whether arising in contract, tort or otherwise, by reason of being or acting as Manager of the Company. No Manager shall be personally liable to the Company or its Members for any action undertaken or omitted in good faith reliance upon the provisions of this Agreement unless the acts or omissions of the Manager were not in good faith or involved criminal activity, willful misconduct, fraud, or a knowing violation or breach of this Agreement.

7

5.6        Officers.

(a)          Enumeration. Except as otherwise provided herein, the Board may appoint one or more officers of the Company (each an “Officer” and, collectively, the “Officers”), which shall consist of a Chief Executive Officer and President, and a Treasurer and a Secretary, and which may consist of such other Officers, including a Chairman of the Board, Chief Operating Officer, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board may determine. If authorized by a resolution of the Board, the Chief Executive Officer may be empowered to appoint from time to time Assistant Secretaries and Assistant Treasurers.

(b)          Election. The President, Chief Executive Officer, Treasurer and Secretary shall be elected annually by the Board at their first meeting. Other Officers may be chosen by the Board at such meeting or at any other meeting.

(c)          Qualification. An Officer need not be a Member or Manager. Any number of offices may be held by the same Person.

(d)          Tenure. Except as otherwise provided by the Act or by this Agreement and unless otherwise specified in the vote appointing him or her, each of the Officers shall hold office until his or her successor is elected or until his or her earlier resignation or removal. Any Officer may resign by delivering his or her written resignation to the Company or to the Chief Executive Officer or Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event.

(e)          Removal. Any Officer elected or appointed by the Board or by the Chief Executive Officer may be removed at any time by the Board, except that any Officer appointed by the Chief Executive Officer may also be removed at any time by the Chief Executive Officer.

(f)          Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board.

(g)          President. The Chief Executive Officer and President, subject to the direction of the Board, shall have general supervision and control of the Company’s business. Unless otherwise provided by the Board, he or she shall preside, when present, at all meetings of the Members. Any action taken by the President, and the signature of the President on any agreement, contract, instrument or other document on behalf of the Company shall, with respect to any third-party, be sufficient to bind the Company and shall conclusively evidence the authority of the President and the Company with respect thereto. The President shall initially be John G. Anderson.

(h)         Chief Operating Officer. The Chief Operating Officer shall be responsible for strategy and operations, and shall have other powers and perform such other duties as may be prescribed by the Board or this Agreement. Any action taken by the Chief Operating Officer, and the signature of the Chief Operating Officer on any agreement, contract, instrument or other document on behalf of the Company shall, with respect to any third-party, be sufficient to bind the Company and shall conclusively evidence the authority of the President and the Company with respect thereto. The Chief Operating Officer shall initially be Charlie Uchill.

(i)          Treasurer. The Treasurer shall have custody of all funds, securities, and valuable documents of the Company and shall have general charge of the financial affairs of the Company. The Treasurer shall initially be John G. Anderson.

8

(j)           Secretary; Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the Board in books kept for that purpose. In his or her absence from any such meeting an Assistant Secretary, or if there be none or he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall have such other duties and powers as may be designated from time to time by the Board, the President or the Chief Operating Officer. The Secretary shall initially be Charlie Uchill.

(k)          Authority to Enter into Contracts. The President and Chief Operating Officer shall each have the authority to approve and sign contracts on behalf of the Company for $1000 or less. Any other contracts approved by the Board (including contracts relating to intellectual property, employment, non-competition and non-solicitation, operational restrictions or real estate) shall require the signature of either the President or the Chief Operating Officer. Any action taken by the Chief Executive Officer, and the signature of the Chief Executive Officer on any agreement, contract, instrument or other document on behalf of the Company shall, with respect to any third-party, be sufficient to bind the Company and shall conclusively evidence the authority of the Chief Executive Officer and the Company with respect thereto.

(l)          Other Powers and Duties. Subject to this Agreement, each officer of the Company shall have, in addition to the duties and powers specifically set forth in this Agreement, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board.

5.7        Certain Approval Rights. Notwithstanding anything contained in this Agreement to the contrary, without the prior written consent of the Requisite Members, the Company shall not directly, or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise (each a “Major Decision”):

(a)          Amend or modify this Agreement or the Certificate of Formation or the Company’s form of existence in any manner.

(b)         Liquidate, dissolve, effect a recapitalization or reorganization in any form of transaction, commence a voluntary case under the U.S. bankruptcy code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, under any such law, consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or make a general assignment for the benefit of creditors.

(c)           Effect any IPO or any Sale Transaction.

(d)          Enter into any agreement or otherwise obligate the Company or any Subsidiary to do any of the foregoing.

5.8         Conversion to Corporation; Registration.

(a)          In the event that at any time after the Effective Date the Board and the Requisite Members shall determine that it shall facilitate an offering of equity interests in the Company or a successor through an IPO or for any other purpose approved by the Board, in the Board’s sole discretion, then the Board shall have the power to cause the Company to be reorganized as a corporation under the General Corporation Law of the State of Delaware (or such other state as is approved by the Board) by incorporation, merger, contribution or other permissible manner (a “Conversion”), and the Members shall cooperate in good faith to effectuate such Conversion and, if applicable, public offering, including without limitation, taking such actions as are necessary or appropriate to cause, including (i) dissolving the Company, creating one or more Subsidiaries of the newly formed corporation and transferring to such Subsidiaries any or all of the assets of the Company (including by merger) or (ii) causing the Members to, and the Members agree to, exchange their Units for shares of the newly formed corporation.

9

(b)          The Members shall receive, in exchange for their respective Units, shares of capital stock of such corporation or its Subsidiaries having the same relative economic interest and other rights and obligations in such corporation or its Subsidiaries as is set forth in this Agreement, subject to any modifications deemed appropriate by the Board with the consent of the Requisite Members as a result of the conversion to corporation form. Without limiting the generality of the foregoing, in the event of a transfer of the Units to a newly-formed corporation, the Members shall receive, in exchange for their Units, shares of capital stock of the corporation as if such transfer were a liquidation in exchange for capital stock of such corporation and giving effect to the terms of Section 5.8. In connection with any such Conversion, such resulting corporation and the Members shall enter into a stockholders’ agreement providing for such terms and conditions as are necessary for the provisions of this Agreement to continue to apply to such resulting corporation, the stockholders of such resulting corporation and the capital stock of such resulting corporation, including, but not limited to, an agreement to vote all shares of capital stock held by such stockholders to elect the board of directors of such resulting corporation in accordance with the substance of Sections 5.1 and 5.2, subject to such changes as deemed appropriate by the Board.

(c)          The Members hereby agree to cause any such Conversion to be structured, to the extent reasonably achievable, to maximize the ability of the Members to aggregate (or “tack”) the period during which they hold their Units together with the period during which they hold shares of capital stock of the resulting corporation for purposes of the United States securities laws, including Rule 144 under the Securities Act.

5.9       Market Stand-Off. Each Member hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to an IPO and ending on the date specified by the Company or its successor and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter, to the extent required by any Financial Industry Regulatory Authority rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or its successor or any securities convertible into or exercisable or exchangeable for such capital stock held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such capital stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of capital stock or other securities, in cash or otherwise (the “Market Stand-Off”). The foregoing provisions of this Section 5.9 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Members if all officers, directors and significant stockholders (as determined by the underwriter of the IPO) of the Company or its successor enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5.9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Member further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5.9 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Members subject to such agreements pro rata based on the number of shares subject to such agreements. In order to enforce the foregoing covenant, the Company or its successor may impose stop-transfer instructions with respect to the common stock of each Member (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

10

5.10      Drag-Along Rights. If the Requisite Members approve in writing a sale of the Company, whether by merger, consolidation, sale of all or substantially all of the assets of the Company or a sale of all or substantially all of the outstanding Units of the Company, in a single transaction or series or related transaction (a “Sale”), each Member will consent to and raise no objections to the Sale, and (i) if the Sale provides for the purchase of all or substantially all of the Company’s issued and outstanding Units, each Member holding Units will agree to sell, and will sell, all of such Member’s Units on the terms and conditions (including any escrow or indemnification provisions) so approved, (ii) if the Sale is structured as a merger or consolidation, each Member holding Units will vote in favor thereof and will not exercise any dissenters’ rights of appraisal such Member may have under law, and (iii) if the Sale provides for the sale of all or substantially all of the assets of the Company, each Member holding Units with voting rights will vote in favor thereof and will vote in favor of subsequent dissolution and liquidation of the Company. Each Member holding Units will take all necessary actions, in its capacity as a Member, in connection with the consummation of the Sale as are reasonably requested by the Board and/or Requisite Members. The obligations of the Members pursuant to this Section with respect to a Sale are subject to the following conditions: (a) the consideration payable upon consummation of such Sale to all of the Members shall be allocated among the Members as set forth in Section 3.1, and (b) upon the consummation of the Sale, all of the Members shall receive the same form of consideration per Unit of the same class or other equity interest. To the extent that a Member does not take any actions when requested by the Board pursuant to this Section each such Member hereby constitutes and appoints the Board as such Member’s true and lawful Attorney-in-Fact and authorizes the Attorney-in-Fact to execute on behalf of such Member any all documents and instruments which the Attorney-in-Fact deems necessary and appropriate in connection with the Sale. The foregoing power of attorney is irrevocable and is coupled with an interest.

5.11       Exculpation and Indemnification.

(a)          Exculpation. No Officer or Manager shall be liable to any other Officer, Manager, the Company or to any Member for any loss suffered by the Company unless such loss is caused by such Person’s gross negligence, willful misconduct, violation of law or material breach of this Agreement. The Officers and the Managers shall not be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful misconduct, violation of law or material breach of this Agreement. Any Officer or Manager may consult with counsel and accountants in respect of Company affairs, and provided such Person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Person shall not be liable for any loss suffered by the Company in reliance thereon.

(b)          Right to Indemnification. Subject to the limitations and conditions as provided in this Section, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member, a Manager or Officer, or while a Member, a Manager or Officer is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Delaware Act, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section shall be deemed contract rights, and no amendment, modification or repeal of this Section shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article V could involve indemnification for negligence or under theories of strict liability.

11

(c)          Advance Payment. Reasonable expenses incurred by a Person of the type entitled to be indemnified under this Section who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding (unless otherwise determined by the Board in the specific case) upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

(d)          Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Persons who are not or were not the Managers or Officers but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of such Person’s status as such a Person to the same extent that it may indemnify and advance expenses to the Managers and Officers under this Section.

(e)          Appearance as a Witness. Notwithstanding any other provision of this Article V, the Company shall pay or reimburse reasonable out-of-pocket expenses incurred by a Manager or an Officer in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

(f)           Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section shall not be exclusive of any other right which a Manager, an Officer or other Person indemnified pursuant to this Section may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Formation or this Agreement, agreement, vote of Members or otherwise.

(g)          Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, an Officer or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section.

12

(h)          Savings Clause. If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, each Officer or any other Person indemnified pursuant to this Section as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VI

TRANSFER OF INTERESTS

6.1        In General. Except as otherwise set forth in this Article VI, a Member may not effect a Transfer of all or any portion of its Units, unless such Transfer is approved by the Company or the Board and complies with the applicable provisions of this Article VI. Any Transfer that does not comply with this Article VI shall be void ab initio and of no force or effect. The terms and conditions on this Article VI shall terminate and be of no further force or effect immediately before consummation of an IPO or a liquidation.

6.2        Limited Exception For Transfers of Units.

(a)          Certain Permitted Transfers. Subject to any other restrictions contained in any agreement between the Company and such Member, each Member may effect a Voluntary Transfer to one or more Permitted Transferees of all or a portion of the Units owned by such Member; provided that in each case the Permitted Transferee shall have become a Member in accordance with Section 6.3 and all Units so Transferred shall continue to be subject to all provisions of this Agreement as if such Units were still held by such Member; and provided further, that no further Transfer shall thereafter be permitted hereunder except (i) by the Permitted Transferee back to the transferring Member or (ii) to another Permitted Transferee of such Member in compliance with this Article VI.

(b)          Right of First Refusal. Each Member agrees that at least thirty (30) days prior to making any Voluntary Transfer of any Units (other than Transfers effected pursuant to Section 6.2(a), Transfers in connection with a Sale Transaction and the forfeiture or repurchase of unvested Units by the Company in connection with the termination of the holder’s employment or other service relationship with the Company), the Member proposing to effect a Voluntary Transfer (a “Selling Member”) shall deliver a written notice (a “Offer Notice”) to the Company and the Members. The Offer Notice shall disclose in reasonable detail the proposed number and class of Units to be transferred and the proposed terms (including price and whether paid in one lump sum or in installments) and conditions of the Transfer (the “Minimum Sale Terms”). First, the Company, upon the approval of the Board, may elect to purchase up to all of the Selling Member’s Units specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Selling Member and the other Members as soon as practical but in any event within ten (10) days after the delivery of the Offer Notice. If the Company has not elected to purchase all of the Selling Member’s Units within such ten (10) day period, the then all other Members may elect to purchase up to such Member’s pro rata share of all of such Selling Member’s Units not purchased by the Company (the “Remaining Units”) at the price and on the terms specified in the Offer Notice by delivering written notice of such election to the Selling Member as soon as practical, but in any event within thirty (30) days after delivery of the Offer Notice. If the Members have, in the aggregate, elected to purchase more than the number of the Remaining Units, the Remaining Units shall be allocated among such Members electing to purchase Remaining Units according to a percentage interest equal to, with respect to each Member electing to purchase Remaining Units, (x) the number of Units held by each such Member electing to purchase Remaining Units divided by (y) the total number of Units held by all Members electing to purchase Remaining Units. If the Company and/or any Founding have elected to purchase Selling Member’s Units from the Selling Member, the Transfer of such Units shall be consummated as soon as practical after the delivery of the election notices, but in any event within sixty (60) days after the delivery of the Offer Notice to the Company and the Members. To the extent the Company and the Members have not elected to purchase all of the Selling Member’s Units being offered, the Selling Member may, within one hundred twenty (120) days after the delivery of the Offer Notice to the Company and the Members and, to the extent applicable, Transfer such Selling Member’s Units not elected to be purchased by the Company and the Members to one (1) or more third-parties at a price(s) no less than the price(s) per share specified in the Offer Notice and on other terms no more favorable to the transferees than offered to the Company and the Members in the Offer Notice. The purchase price(s) specified in any Offer Notice shall be payable solely in cash at the closing of the transaction or in installments over time.

13

(c)          Effect of Non-Compliance. Any attempted Transfer not permitted by and in compliance with this Section 6.2 shall be null and void, and the Company shall not recognize the attempted purchaser, assignee, or transferee for any purpose whatsoever, and the Member attempting such Transfer shall have breached this Agreement for which the Company and the shall have all remedies available for breach of contract.

6.3        Admission as a Member. No Transfer of Units shall be effective and no Person taking or acquiring, by whatever means, all or any portion of an Units shall be admitted as a Member unless (in addition to the requirements of Section 6.2) such proposed Transfer complies with each of the following provisions:

(a)          Prior Notice. In the case of a Voluntary Transfer, the Member proposing to effect a Voluntary Transfer delivers a notice to the Company at least ten (10) days prior to any proposed Voluntary Transfer of Units otherwise permitted pursuant to Section 6.2;

(b)          Securities Law Compliance. In the case of either a Voluntary Transfer or an Involuntary Transfer, either (i) the Units are registered under the Securities Act and the rules and regulations thereunder, and any applicable state securities laws; or (ii) the Company and its counsel determine that the Transfer qualifies for an exemption from the registration requirements of the Securities Act, any applicable state securities laws and any securities laws of any applicable jurisdiction;

(c)         Termination. In the case of either a Voluntary Transfer or an Involuntary Transfer, the Transfer will not (i) result in the taxation of the Company as an association taxable as a corporation or otherwise subject the Company to entity-level taxation for federal income tax purposes or (ii) affect the Company’s existence or qualification as a limited liability company under the Act;

(d)          LLC Agreement. Such proposed transferee agrees to become a Member by executing and delivering a joinder to this Agreement; and

(e)          Assignment. Such Member and its proposed transferee execute, acknowledge, and deliver to the Company a written assignment of the Units in such form as may be required by the Board.

The Board shall amend the Schedule of Members from time to time to reflect the admission of Members pursuant to this Section 6.3.

14

6.4        Distributions and Allocations With Respect to Transferred Units. If any Units are transferred (by Voluntary Transfer or Involuntary Transfer) during any Fiscal Year in compliance with the provisions of this Article VI, then (i) allocations of net income and net loss with respect to the Units for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Fiscal Year in accordance with Code Section 706(d) using any conventions permitted by the Code and selected by the transferor and transferee in connection with the transfer and approved by the Board; (ii) all distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; and (iii) the transferee shall succeed to and assume the Capital Account and other similar items of the transferor to the extent related to the transferred Units. Solely for purposes of making the allocations and distributions, the Company shall recognize such transfer not later than the end of the calendar month during which the Company receives notice of such transfer and all of the conditions in Section 6.2 are satisfied. If the Company does not receive a notice stating the date the Units were transferred and such other information as the Company may reasonably require within thirty (30) days after the end of the Fiscal Year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made to the Person, who, according to the books and records of the Company on the last day of the Fiscal Year during which the transfer occurs, was the owner of the Units. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 6.4, whether or not such Person had knowledge of any transfer of ownership of any Units. Any Member proposing to transfer all or a portion of any interest in the Company (or the transferee of such interest) shall be required to pay the Company’s reasonable out-of-pocket costs incurred in connection with the proposed transfer, including any additional accounting, tax preparation or other administrative expenses incurred (or to be incurred) by the Company as a result of any tax basis adjustments under Code Section 743.

ARTICLE VII

BUY-SELL OPTION

7.1        Buy-Sell Option. If the Board and Members are unable to agree on a Major Decision, they shall first negotiate in good faith for a period of not less than thirty (30) days to reach an agreement on such Major Decision. If they are not able to agree after such thirty (30) day period, then for so long as they remain unable to agree on such Major Decision, a Member (the “Initiating Member”) shall have the right to purchase all of the Units of the remaining Members (the “Receiving Members”) or sell all of his or her own Units to the Receiving Members on an all-cash basis in an amount and in the manner set forth in this Article VII. The provisions of this Article VII shall apply notwithstanding the restrictions of Article VI. The Initiating Member may exercise this right by delivering to the Receiving Members a notice (the “Exercise Notice”) stating:

(a)          That the Initiating Member will, at the option of the Receiving Members, either( i) purchase for cash all of the Receiving Members’ Units or (ii) sell for cash all of the Initiating Member’s Units to the Receiving Members; and

(b)          The purchase price (the “Purchase Price”) is the price stated in the Exercise Notice for which the Initiating Member is either willing to sell his or her Units to the Receiving Members or in the alternative to purchase the Receiving Members’ Units from the Receiving Members. The Purchase Price shall be adjusted proportionately to reflect the difference in the Percentage Interests of the Units of the Members.

15

7.2        Election of the Receiving Members. The Receiving Members shall have sixty (60) days after receipt of the Exercise Notice to deliver written notice (the “Second Notice”) to the Initiating Member stating their election to purchase the Units of the Initiating Member or sell their Units to the Initiating Member. If the Receiving Members do not exercise their option to purchase all of the Initiating Member’s Units within sixty (60) days after receipt of the Exercise Notice, the Receiving Members shall conclusively be deemed to have agreed to sell their Units to the Initiating Member. For purposes of this Article VII, the Member or Members who are purchasing shall be known as the “Purchasing Member,” and the Member or Members who are selling shall be known as the “Selling Member.” All parties agree to cooperate in good faith to prepare and execute all documents necessary or appropriate to consummate the purchase and sale contemplated herein.

7.3        Closing. The purchase and sale contemplated by Sections 7.1 and 7.2 hereof shall be consummated within ninety (90) days of the Second Notice (or the expiration of the period in which to send the Second Notice). If such day is not a business day, the closing shall be consummated on the next succeeding business day at such place as may be designated by the Purchasing Member. At the closing of the purchase and sale contemplated by this Article VII, (i) the Purchasing Member shall pay to the Selling Member the Purchase Price in cash (ii) the Purchasing Member and the Selling Member will execute and deliver to each other the various documents necessary to effectuate the sale and purchase of the Selling Member’s Units, (iii) the Selling Member will deliver to the Purchasing Member good and marketable title to the Selling Member’s Units, free and clear of all liens, claims and encumbrances and (iv) the Selling Member will deliver to the Company the Selling Member’s resignation as a Manager and Member of the Company.

7.4        Breach of the Buy-Sell.

(a)       In the event that the purchase and sale contemplated by Sections 7.2 and 7.3 hereof have not been consummated within the time period, and pursuant to the terms provided above through the fault of either the Selling Member or the Purchasing Member, then the non-breaching party shall have the right, exercisable upon delivery of a written notice (the “Second Exercise Notice”) to the breaching party, within fifteen (15) days after the expiration of such time period, to acquire the breaching party’s Units at a purchase price equal to 75% of the Purchase Price. The closing of the purchase and sale contemplated by this Section 7.4 shall be consummated within sixty (60) days after receipt of the Second Exercise Notice by the breaching party.

(b)       In the event the non-breaching party elects not to purchase the Units of the breaching party, then 25% of such breaching party’s Units shall be deemed to be forfeited to the non-breaching party, and such breaching party shall be precluded from initiating any further activity under this Article VII.

7.5        Rights of Members. Following the closing of the purchase and sale contemplated by Sections 7.3 or 7.4, the Selling Member shall have no further rights to distributions attributable to any period or event following the date of the closing, and all such rights shall vest in the Purchasing Member.

16

ARTICLE VIII

CESSATION OF MEMBERSHIP

8.1         When Membership Ceases. A Person who is a Member shall cease to be a Member upon the Voluntary Transfer or Involuntary Transfer of such Member’s Units as permitted under this Agreement. A Member is not entitled to withdraw voluntarily from the Company while such Member owns Units.

8.2        Deceased, Incompetent or Dissolved Members. The personal representative, executor, administrator, guardian, conservator or other legal representative of a deceased individual Member or of an individual Member who has been adjudicated incompetent may exercise the rights of the Member for the purpose of administration of such deceased Member’s estate or such incompetent Member’s property. The beneficiaries of a deceased Member’s estate shall become Members of the deceased Member only upon compliance with the conditions of this Agreement. If a Member who is a Person other than an individual is dissolved, the legal representative or successor of such Person may exercise the rights of the Member pending liquidation. The distributees of such Person may become members of the dissolved Member only upon compliance with the conditions of this Agreement.

8.3        Consequences of Cessation of Membership. In the event a Person ceases to be a Member as provided in Section 8.1 above, the Person (or the Person’s successor in interest) shall continue to be liable for all obligations of the former Member to the Company and, with respect to any Units owned by such Person, shall be an assignee with only the rights and subject to the restrictions, conditions and limitations described above.

ARTICLE IX

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

9.1        Dissolution Triggers. The Company shall dissolve upon the first occurrence of the following events:

(a)          The determination by the Board and the Requisite Members that the Company should be dissolved; or

(b)          The entry of a decree of judicial dissolution or the administrative dissolution of the Company as provided in the Act.

9.2        Winding Up; Termination. Upon a dissolution of the Company, the Board, or, if there are no members of the Board, a court appointed liquidating trustee, shall take full account of the Company’s assets and liabilities and wind up the affairs of the Company. The Persons charged with winding up the Company shall settle and close the Company’s business, and dispose of and convey the Company’s non-cash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the Company’s assets.

17

ARTICLE X

BOOKS AND RECORDS

10.1       Books and Records. The Company shall keep adequate books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company as well as the other information required by the Act.

10.2      Taxable Year; Accounting Methods. The Company’s taxable year shall be the year required by the Code. The Company shall report its income for income tax purposes using such method of accounting selected by the Board and permitted by law.

ARTICLE XI

MISCELLANEOUS

11.1      Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by registered or certified United States mail return receipt requested, or by nationally recognized overnight delivery service, addressed as follows: if to the Company or the Board, to the Company’s principal office address as set forth on the signature page to this Agreement (with a copy to each Manager), or to such other address as may be specified from time to time by notice to the Members; if to a Member, to the Member’s address as set forth on the Schedule of Members, or to such other address as may be specified from time to time by notice to the Members; if to a Manager, to the address of such Manager as set forth in the records of the Company (with a copy to the Member entitled to designate such Manager), or to such other address as such Manager may specify from time to time by notice to the Members. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date and time of actual receipt.

11.2      Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members, and their respective heirs, legatees, legal representatives, and permitted successors, transferees, and assigns.

11.3      Information Rights. Within 45 days after the end of each fiscal quarter and within 90 days after the end of each fiscal year, each Member is entitled to receive quarterly and annual unaudited financial statements, respectively, for so long as such Member holds Units. In addition, each Member shall have customary inspection rights, for so long as such Member holds Units.

11.4      Construction. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement. The parties acknowledge that each party to this Agreement, together with such party’s legal counsel, has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

18

11.5      Entire Agreement; No Oral Agreements; Amendments to the Agreement. This Agreement, constitutes the entire agreement among the Members with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements. Any provision of this Agreement may be amended or waived by the written consent of the Requisite Members. Any amendment adopted consistent with the provisions of this Section 11.5 shall be binding on all Members without the necessity of their execution of the amendment or any other instrument. Notwithstanding anything contained in this Agreement to the contrary, the Board shall be permitted to update Schedule A to reflect (i) Transfers of Units and the admission of new Members made in accordance with the terms and conditions of this Agreement and (ii) the forfeiture or repurchase by the Company of Units upon termination of the holder's employment or other service relationship with the Company; and no such update to Schedule A made in accordance with this sentence shall be deemed to be an amendment to this Agreement requiring the written consent of the Requisite Members.

11.6      Headings; Interpretation; Treatment of Affiliates and Permitted Transferees.

(a)          The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section”, “Schedule” or “Exhibit” shall be deemed to refer to a section of this Agreement or Schedule or Exhibit to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

11.7      Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, then (a) such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement and (b) the parties agree to negotiate in good faith to draft a new legal and enforceable provision that to the maximum extent possible under applicable law comports with the original intent of the parties and maintains the economic and other terms to which the parties originally agreed.

11.8      Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

11.9     Governing Law; Dispute Resolution. The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of the Members. Except as provided below, any dispute arising out of or relating to this Agreement shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitration shall take place in Chicago, Illinois.

19

(a)          The arbitration shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party to the arbitration shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages.

(b)          The Company and each of the Members (each, a “Party”) covenants and agrees that such Party will participate in the arbitration in good faith. This Section 11.9(b) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(c)          Each Party (i) hereby consents and agrees that this Agreement be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law; for purposes of litigating any dispute that may arise directly or indirectly from this Agreement, including without limitation any dispute regarding the Company’s certificate of formation or this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the Federal and State courts located in the State of Illinois and agree that any such litigation shall be conducted only in the courts of Illinois or the federal courts for the United States for the District of Illinois located closest to the Company’s principal place of business and no other courts, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each Party hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other Party. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

11.10    Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

11.11    Counterpart Execution; Facsimile Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. Such executions may be transmitted to the Company and/or the other Members by facsimile or other electronic transmission and such facsimile or other electronic execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions, electronic executions or a combination of the foregoing, shall be construed together and shall constitute one and the same agreement.

20

11.12    Tax Matters Partner. Greg Anderson will be the “tax matters partner” of the Company within the meaning of Code Section 6231(a)(7) (the “Tax Matters Member”), and shall serve as the Tax Matters Member of the Company until a successor is duly designated by the Board. The Company shall reimburse the Tax Matters Member for its reasonable expenses in connection with the performance of its duties hereunder. The Tax Matters Member shall act at the direction of the Board in taking, or refraining to take, any action in its capacity as Tax Matters Member, and shall not take any action in its capacity as such without the consent of the Board.

11.13    Confidentiality. Each Member covenants and agrees that: (a) it, he or she will not disclose or make use of any Trade Secrets or Confidential Information of the Company other than as necessary in connection with the performance of his or her duties as an employee of, or consultant to, the Company; and (b) it, he or she shall not, directly or indirectly, transmit or disclose any Trade Secret or Confidential Information of the Company to any person and shall not make use of any such Trade Secret or Confidential Information, directly or indirectly, for, as applicable, himself, herself or others, without the prior written consent of the Company, except for a disclosure that is required by any law, order or legal process, in which case such Holder shall provide the Company prior written notice of such requirement as promptly as practicable so that the Company may contest such disclosure. To the extent that such information is a “trade secret” as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit the Company’s rights or remedies thereunder and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating a legal right of the Company.

11.14    Legal Counsel. Each Member acknowledges and understands that this Agreement and related documents have been prepared by counsel for the Company and that such counsel has not represented or been engaged to provide services to any Member. Such Member acknowledges and understands that such counsel or other counsel may hereafter be engaged by the Company or by any Manager or Member to provide legal services and representation as the Board may determine, and in such event, such counsel or other counsel may concurrently represent one or more Managers or Members and the Company may execute on behalf of the Company and the Members any consent to such concurrent representation that such counsel or other counsel may request pursuant to the applicable rules of professional conduct for lawyers. Each Member acknowledges and understands that counsel for the Company does not represent any Member in the absence of a clear and explicit agreement to that effect between such Member and such counsel, and in the absence of such agreement, such counsel shall owe no duties to any Member. Each Member agrees that in the event of any dispute between any of the Members and the Company, or between any of the Members or the Company, on the one hand, and any Manager or any of its Affiliates, on the other hand, counsel for the Company may represent the Company or any Manager or such Affiliates, or any of them, in such dispute to the extent permitted by such rules, and such Member hereby consents to such representation. Each Member further acknowledges that counsel for the Company has not represented any Member in the preparation and negotiation of this Agreement and that, while communications with such counsel concerning the Company and the Members may be confidential with respect to third parties, such Member has no expectation that such communications are confidential with respect to other Members. Counsel for the Company shall be a third party beneficiary of this Agreement and may rely on the consents provided by this Section 11.14 as if such counsel were a party to this Agreement.

21

ARTICLE XII

INVESTMENT REPRESENTATIONS

12.1      No Advertising.The offer to sell the Units was directly communicated to the Member by the Company in a manner that the Member was able to ask questions of and receive answers from the Company concerning the terms and conditions of this transaction. At no time was the Member presented with or solicited by any leaflet, public promotional material, newspaper, magazine, radio or television article or advertisement, or any other form of advertising or general solicitation.

12.2     Investment Intent. The Units are being purchased or acquired by the Member and not by any other Person, with the Member’s own funds and not with the funds of any other Person, and for the account of the Member, not as a nominee or agent and not for the account of any other Person. No other Person will have any interest, beneficial or otherwise, in the Units. The Member is purchasing the Units for investment for an indefinite period, not with a view to the sale or distribution of any part or all thereof by public or private sale or other disposition. The Member has no intention of selling, granting any participation in or otherwise distributing or disposing of any Units. The Member does not intend to subdivide the Member’s purchase of the Units with any Person.

12.3      Economic Risk. Understanding that investment in the Units is highly speculative, the Member is able to bear the economic risk of such investment, including the total loss thereof, for an indefinite period.

12.4      No Registration of Units. The Member understands that the Units have not been registered under the Securities Act, or qualified under any state securities law, on the grounds, among others, that no distribution or public offering of Units is to be effected and that Units are being issued by the Company in connection with a transaction that does not involve any public offering within the meaning of section 4(2) of the Securities Act under the respective rules and regulations of the Securities and Exchange Commission thereunder and under comparable exemptive provisions of the securities laws, rules and regulations of other jurisdictions. The Member understands that the Company is relying in part on the Member’s representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding the Member’s representations, the Member has in mind merely acquiring the Units for resale on the occurrence or nonoccurrence of some predetermined event. The Member has no such intention.

12.5      The Units are a Restricted Security. The Member understands that the Units are a “restricted security” as defined in Rule 144 under the Securities Act and, accordingly, that the Units must be held indefinitely unless it is subsequently registered under the Securities Act and registered or qualified under any other applicable securities law or exemptions from such registration and qualification are available. The Member understands that the Company is under no obligation so to register or qualify the Units under the Securities Act, or any other securities law, or to comply with the Regulation A or any other exemption under the Securities Act or any other law. The Member understands that Rule 144 is not available for any sale of the Units.

12.6      Company May Refuse to Transfer. If, in the opinion of counsel for the Company, the Member has acted or at any time hereafter acts in a manner inconsistent with such Member’s representations, warranties and agreements in this Agreement, the Company may, without limiting any other remedy or relief available to the Company, refuse to Transfer the Member’s Units until such time as counsel for the Company is of the opinion that such Transfer will not require registration of any Units under the Securities Act, or registration or qualification of any Units under any other securities law. The Member understands and agrees that the Company may refuse to acknowledge or permit any disposition that is not in all respects in compliance with this Agreement and that the Company intends to make an appropriate notation in its records to that effect.

22

12.7      No Disposition in Violation of Law. Without limiting the representations set forth herein, and without limiting this Section, the Member shall not Transfer any Units or any interest therein, or receive any consideration therefor, unless and until, prior to any proposed Transfer, the Member shall comply with all requirements and conditions in this Agreement and either:

(a)      A registration statement on Form S-1 under the Securities Act (or any other form appropriate for the purpose under the Securities Act or any form replacing any such form) with respect to the Units or any part thereof proposed to be so disposed of shall be then effective, and such disposition shall have been appropriately registered or qualified in accordance with the any applicable securities laws; or

(b)      The Member shall have furnished the Company with (i) a detailed explanation of the proposed disposition; and (ii) an opinion of the Member’s counsel in form and substance satisfactory to the Company to the effect that the proposed Transfer (1) complies with applicable provisions of the Securities Act and any other securities laws and will not require registration of the Member’s Units or any part thereof under the Securities Act, or registration or qualification thereof under any other securities law, and (2) will not result in the termination of the Company for federal income tax purposes. Counsel for the Company shall have concurred in such opinion and the Member shall have advised the Member of such concurrence.

12.8       Legends. The Member understands and agrees that any instrument or certificate representing or relating to the Units may bear such legends as the Board may consider necessary or advisable to facilitate compliance with the Securities Act, and any other securities law, including, without limitation, legends stating that the Units have not been registered under the Securities Act or qualified under any other securities law and setting forth the limitations on dispositions imposed by this Agreement.

12.9       Investment Experience. The Member, either alone or with the Member’s professional advisers who are unaffiliated with, have no equity interest in and are not compensated by the Company or the Board or any affiliate or selling agent of the Company or the Board, directly or indirectly, has such knowledge and experience in financial and business matters that the Member is capable of evaluating the merits and risks of an investment in the Units and has the capacity to protect the Member’s own interests in connection with the Member’s investment in the Units.

12.10     Information Reviewed. The Member has received and reviewed all information the Member considers necessary or appropriate for deciding whether to acquire the Units. The Member has carefully reviewed all such information and is thoroughly familiar with the proposed business, operations, properties and financial condition of the Company and has discussed with the Board or its designee any questions the Member may have had with respect thereto. The Member understands:

(a)          The risks involved in this offering, including the speculative nature of the investment, and that the Member’s Capital Account is subject to the risks of the business of the Company (which includes exposure to creditors of the Company);

(b)          The financial hazards involved in this offering, including the risk of losing the Member’s entire investment;

23

(c)           The lack of liquidity and restrictions on Transfers of the Units; and

(d)           The tax consequences of this investment.

The Member has consulted with the Member’s own legal, accounting, tax, investment and other advisers, as each Member has considered appropriate and necessary, with respect to the tax treatment of an investment by the Member in the Units and the merits and risks of an investment in the Units.

12.11     No Representations. No Manager, agent or employee of the Company or of any Manager, and no other Person has at any time expressly or implicitly represented, guaranteed or warranted to the Member that the Member may freely Transfer the Units, that any profit or amount or type of consideration will be realized as a result of an investment in the Units, that past performance or experience on the part of the Member or the Member’s Affiliates or any other Person in any way indicates the predictable results of the ownership of the Units or of the overall Company business, that any cash distributions from the Company will be made to the Members by any specific date or will be made at all or that any tax benefits will accrue as a result of an investment in the Company.

12.12    Authority. This Agreement constitutes a legal, valid and binding agreement of the Member, enforceable against the Member in accordance with its terms. The Member, if not a natural person, is empowered and duly authorized to enter into this Agreement under every applicable governing document, partnership agreement, operating agreement, limited liability company agreement, trust instrument, pension plan, charter, certificate or articles of incorporation, bylaw provision or the like. The Person, if any, signing this Agreement on behalf of the Member is empowered and duly authorized to do so by the governing document, partnership agreement, limited liability company agreement, operating agreement or trust instrument, pension plan, charter, certificate or articles of incorporation, bylaw provision, board of directors or stockholder resolution or the like.

12.13    Indemnification. The Member hereby agrees to indemnify and defend the Company, the Managers, each other Member and each of their respective employees, agents, partners, members, shareholders, officers and directors and hold them harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, court costs and attorneys’ fees and expenses) suffered or incurred on account of or arising out of:

(a)       Any breach of or inaccuracy in the Member’s representations, warranties or agreements herein, including, without limitation, the defense of any claim based on any allegation of fact inconsistent with any of such representations, warranties or agreements;

(b)        Any Transfer of the Units contrary to any of such representations, warranties or agreements; or

(c)       Any action, suit or proceeding based on (i) a claim that any of such representations, warranties or agreements were inaccurate or misleading or otherwise cause for obtaining damages or redress under the Securities Act or any other securities law, or (ii) any Transfer of any part or all of the Units.

Signatures Appear On Following Page

24

IN WITNESS WHEREOF, the Members have executed this Agreement on the following execution pages, to be effective as of the Effective Date.

COMPANY:

CM SOLUTIONS LLC

By:
Name: Charlie Uchill
Title Not Individually, but as Vice President

MEMBERS:

COOLMELLON LLC

By:
Name:	Charlie Uchill
Its:	Not Individually, but as Managing Member

By:
Name:	John G. Anderson

By:
Name:	Matt Seal

By:
Name:	Christopher Prentice

By:
Name:	James Forbes

By:
Name:	Grant Fay

By:
Name:	Ernest Wheeler Coe III

By:
Name:	Matt Gresens

By:
Name:	Christopher Waters

By:
Name: Beth McNamara on behalf of the Estate of Sean McNamara

THREE CHOPT ENTERPRISES

By:
Name:
Title:

Signature page to LLC Agreement

SCHEDULE A

Schedule of Members

Last updated as of January 19 , 2024

CLASS A UNITS

Member	Number of Class A Units	Member Percentage Interest
CoolMellon LLC	61,320	76.65%
Matt Seal	8,000	10.00%
John G. Anderson	1280	1.60%
Christopher Prentice	800	1.00%
Grant Fay	800	1.00%
James Forbes	800	1.00%
Ernest Wheeler Coe III	800	1.00%
Matt Gresens	800	1.00%
Three Chopt Enterprises	1,600	2.00%
Christopher Waters	800	1.00%
Beth McNamara on behalf of the Estate of Sean McNamar}	3,000	3.75%
Totals	80,000	100%

Schedule A, Page 1

EXHIBIT A

Glossary of Terms

Capitalized words and phrases used in this Agreement are defined below.

“Act” shall mean the Delaware Limited Liability Company Act (or any corresponding provisions of succeeding law).

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Board” shall have the meaning set forth in Section 5.1(a).

“Capital Account” shall have the meaning set forth in Section 2.5(a).

“Capital Contribution” shall mean with respect to any Member, the amount of money and the fair market value of any property contributed to the Company with respect to the Units of such Member.

“Certificate of Formation” shall mean the certificate of formation required to be filed by the Company pursuant to the Act together with any amendments thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor federal revenue law.

“CM Member” shall mean CoolMellon, LLC, a Texas limited liability company.

“Company” shall have the meaning set forth in the introductory paragraph hereto.

“Confidential Information” shall mean all information regarding the Company, the Company’s activities, the Company’s business, clients or customers that is not generally known to persons not employed by the Company and that is not generally disclosed by the Company’s practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret, and shall include, but is not limited to, sales and marketing techniques and plans, production techniques, purchase information, prices, billing information, financial plans and data concerning the Company, clients or customers (including, but not limited to client or customer lists), and management planning information. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or contractual right of the Company or (ii) otherwise becomes available to a third-party and such third-party has no knowledge that such disclosure violated any Company right of confidentiality.

“Conversion” shall have the meaning set forth in Section 5.4(a).

“Default Rate” shall mean a per annum rate of interest equal to the greater of (i) Prime Rate plus 100 basis points or (ii) 8%, but in no event greater than the amount of interest that may be charged and collected under applicable law.

“Effective Date” shall have the meaning set forth in the introductory paragraph hereto.

“Fiscal Year” shall be the Company’s taxable year, as described in Section 10.2.

Exhibit A, Page 1

“Involuntary Transfer” shall mean the involuntary transfer of all or any portion of Units by way of intestacy, will, bankruptcy, receivership, levy, execution, charging order or other similar seizure by legal process.

“IPO” shall mean the sale of shares of capital stock following conversion of the Company to a corporation as contemplated in Section 5.4, in a firm commitment underwritten public offering pursuant to an effective registration under the Securities Act.

“J.A.M.S. Rules” shall have the meaning set forth in Section 11.9.

“Liquidation” shall mean any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

“Manager” shall have the meaning set forth in Section 5.1(a).

“Market Stand-Off” shall have the meaning as set forth in Section 5.5.

“Members” shall refer collectively to the Persons listed on the Schedule of Members as Members and to any other Persons who are admitted to the Company as Members or who become Members under the terms of this Agreement until such Persons have ceased to be Members under the terms of this Agreement. “Member” shall mean any one of the Members.

“Minimum Sale Terms” shall have the meaning set forth in Section 6.2(b).

“New Securities” shall have the meaning set forth in Section 2.2.

“Offer Notice” shall have the meaning as set forth in Section 6.2(b).

“Officers” shall have the meaning set forth in Section 5.2(a)..

“Permitted Transferee” shall mean: (i) the estate, personal representative or executor, or any parent, spouse, child or sibling of such Member and (ii) any trust for the exclusive benefit of any of the Persons set forth in clause (i) or (iii), or a corporation, limited partnership, limited liability company or other entity all of the equity interests of which are owned by the Member or any of the Persons set forth in clause (i) or clause (ii).

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

“Party” shall have the meaning as set forth in Section 11.9(b).

“Prime Rate” as of a particular date shall mean the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

“Remaining Units” shall have the meaning as set forth in Section 6.2(b).

“Requisite Members” shall mean the holders of a majority of the voting Units then issued and outstanding, voting together as a single class.

Exhibit A, Page 2

“Sale Transaction” means (i) any transaction or series of related transactions pursuant to which any Person or group of Persons acting in concert (other than any Person who is a Member or a Permitted Transferee as of the Effective Date), together with such Person’s or group of Persons’ Affiliates, (i) acquire(s) more than fifty percent (50%) of the Units of the Company (other than the issuance of equity securities by the Company in connection with a transaction where the principal business purpose is raising capital), or (ii) the sale of all, or substantially all, of the Company’s and/or its Subsidiaries’ assets determined on a consolidated basis.

“Schedule of Members” shall have the meaning set forth in the introductory paragraph hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Member” shall have the meaning set forth in Section 6.2(b).

“Target Balance” shall mean with respect to each Member, as of the close of any period for which allocations are made under Article IV, the amount such Member would receive in a hypothetical liquidation of the Company as of the close of such period, assuming for purposes of such hypothetical liquidation that (i) all of the assets of the Company are sold at prices equal to their then book values (as maintained by the Company for purposes of, and pursuant to, Section 2.5(a) and the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)), and (ii) all of the cash of the Company is distributed pursuant to Section 3.1(b).

“Tax Distribution” shall have the meaning set forth in Section Article III.

“Tax Liability” shall have the meaning set forth in Section Article III.

“Tax Matters Member” shall have the meaning set forth in Section 11.12.

“Trade Secret” means all secret, proprietary or confidential information regarding the Company or the Company’s activities, including any and all information not generally known to, or ascertainable by, persons not employed by the Company, the disclosure or knowledge of which would permit those persons to derive actual or potential material economic value therefrom or to cause material economic or financial harm to the Company and shall include, but not be limited to, customer lists, pricing information, customer and supplier contacts, technical information regarding Company processes, services and process and service development, information concerning Company methods, current development and expansion or contraction plans of the Company, information concerning the legal affairs of the Company and information concerning the financial affairs of the Company. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right or privilege of the Company. This definition shall not limit any definition of “trade secrets” or any equivalent term under state or federal law.

“Transfer” shall mean a Voluntary Transfer or an Involuntary Transfer.

“Treasury Regulations” shall mean the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” shall have the meaning set forth in Section 2.1(a).

Exhibit A, Page 3

“Unreturned Capital” with respect to a Unit means the amount of cash or other property contributed to the Company by any holder thereof in respect of such Unit less any distributions that have been made in respect of such Unit under Section 3.1(a) that are not necessary to satisfy the requirements of Section 3.3; provided that the Unreturned Capital in respect of a Unit shall never be less than zero.

“Voluntary Transfer” shall mean any direct or indirect voluntary sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition, with or without consideration, or otherwise of all or any portion of any Units.

Exhibit A, Page 4